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                                                                       EXHIBIT 5

                                  July 11, 2000



Masco Corporation
21001 Van Born Road
Taylor, MI 48180

         Re:   Masco Corporation
               Registration Statement on Form S-8

Dear Sirs:

         I am acting as your counsel in connection with the Registration Statement on Form S-8 under the Securities Act of 1933 registering an aggregate of 162,162 shares of Common Stock, $1.00 par value (the "Shares"), of Masco Corporation, a Delaware corporation (the "Company").

         In furnishing this opinion, I, or attorneys under my supervision upon whom I am relying, have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents and corporate records, as I have deemed necessary or appropriate in connection with this opinion.

         Based upon the foregoing, I am of the opinion that:

               (1) the Company has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Delaware; and

               (2) the Shares have been duly authorized and issued and, when sold in accordance with the procedures described in the Registration Statement, will be legally issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5 to the Company's Registration Statement on Form S-8.

                                Very truly yours,


                                /s/ John R. Leekley
                                ------------------------------------
                                 John R. Leekley
                                 Senior Vice President and
                                 General Counsel